EXHIBIT 10(a)

Separation Agreement

This Separation Agreement (this "Agreement") dated as of December 5, 2012 (the "Effective Date") is entered into by and between Harsco Corporation, a Delaware corporation (the "Company"), and Stephen J. Schnoor (the "Executive") to set forth the terms and conditions of the Executive's separation from the Company effective December 31, 2012 (the "Separation Date").

WHEREAS, the Executive has been employed by the Company as its Senior Vice President, Chief Financial Officer and Treasurer;

WHEREAS, the Executive resigned his positions as Senior Vice President, Chief Financial Officer and Treasurer of the Company, as well as all other officer or director positions held by the Executive with the Company or any of the Company's subsidiaries, as of November 16, 2012 (the "Officer Resignation Date");

WHEREAS, the Executive continues to be, and is expected to remain as, an employee of the Company through the Separation Date, and the Executive and the Company wish to set forth the terms of the Executive's separation with the Company as of the Separation Date;

WHEREAS, the Executive wishes to accept the payments described herein and to make the covenants described herein, including a covenant to release the Company from any and all claims concerning his employment.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties agree as follows:

1.
Separation Date.  The Executive and the Company hereby agree that the Executive's employment with the Company with respect to all his remaining positions with the Company and its subsidiaries will terminate effective as of the Separation Date. The Executive confirms that he resigned his positions as Senior Vice President, Chief Financial Officer, and Treasurer of the Company, as well as all other officer and director positions held by the Executive with the Company or any of the Company's subsidiaries, as of the Officer Resignation Date. From the Effective Date through the Separation Date, the Executive will remain employed by the Company and will provide only such services as shall be requested by the Chief Executive Officer or the Board of Directors of the Company. With respect to the period from the Officer Resignation Date through the Separation Date, the, Executive shall be entitled to receive his base salary at the rate in effect immediately prior to the Officer Resignation Date, and remain eligible for participation with respect to those employee benefits to which he was eligible immediately prior to the Officer Resignation Date in accordance with applicable Company plans and policies. Accordingly, for the avoidance of doubt, the Executive will remain eligible to receive an annual incentive bonus for 2012, if any, and long-term incentive award payment, if any, with respect to the 2010-2012 long-term incentive performance cycle. Any such annual incentive bonus and long term incentive award payment to which the Executive shall become entitled to receive in accordance with such plans shall be payable by the Company to the Executive in 2013 in accordance with such plans and applicable Company policies.

2.
Amount of Payments and Benefits.  In exchange for the promises given by the Executive to the Company as described in this Agreement and conditioned upon and subject to the Executive's execution of the Release Agreement set forth as Exhibit A within 21 days following the Effective Date (and not revoked in accordance with its terms), the Executive has or will receive, in lieu of any other compensation whatsoever, except as otherwise provided herein, the separation benefits set forth in Subsections 2.a., 2.b., and 2.e. hereof.

a.
A cash payment, payable as described below, equal to $765,000 (totaling an amount equal to the Executive's current base salary and 2013 target bonus); plus an additional cash amount of $220,000 (in payment of a proportionate share of certain of his long-term incentive awards).  The Executive's aggregate cash payment under this Section 2.a. shall be subject to the Executive's execution of the Release Agreement set forth on Exhibit A within 21 days of the Effective Date (and not revoked in accordance with its terms) and shall be paid in four (4) equal installments as follows:

i.	$246,250 payable on January 15, 2013 (or upon the eighth day following the Executive's execution of the Release Agreement if later);

ii.	$246,250 payable on April 15, 2013;

iii.	$246,250 payable on July 15, 2013; and

iv.	$246,250 payable on October 15, 2013.

b.
The Executive, upon his Separation Date, shall be entitled to and agrees to timely elect, for Executive, his spouse and covered dependents, COBRA health insurance continuation coverage with respect to the health plans of the Company. Company agrees to pay the Executive's COBRA health insurance premium, for the Executive, his spouse and covered dependents, for a period of 12 months from his Separation Date or until Executive becomes eligible for group health plan coverage through subsequent employment, if earlier. In the event of the Executive's death prior to the expiration of the 12 month period following the Executive's Separation Date, the Company agrees to continue to pay the COBRA health insurance premiums for the Executive's spouse and covered dependents through the end of the 12 month period following Executive's Separation Date.

c.
The Executive may elect to convert any group life insurance coverage to an individual program within 30 days of the Separation Date at the rates provided by the carrier, with conversion information provided in separate correspondence, provided however, that notwithstanding anything to the contrary herein, in the event of such election, the Executive shall be solely responsible for all premiums and costs associated with such coverage.

d.
To the extent not previously paid, payment of all amounts earned or accrued as a result of Executive's employment with the Company through the Separation Date, including vacation pay through the Executive's Separation Date in the amount of $8,653.84, payable in a lump sum on his Separation Date.

e.	Reimbursement of up to $7,500 of outplacement service, to be payable to a third party provider of such services.

3.
Release Agreement.  Executive acknowledges and agrees that his right to the severance payments and benefits under Subsections 2.a., 2.b., and 2.e. of this Agreement are conditioned upon his execution of the Release Agreement set forth as Exhibit A within 21 days of the Effective Date. If the Release Agreement is not executed within 21 days of the Effective Date, or is signed and revoked in accordance with its terms, the Executive shall not be entitled to any of the payments or benefits set forth in Subsections 2.a., 2.b., and 2.e. of this Agreement.

4.
Withholding of Taxes.  All payments and benefits that the Executive is entitled to receive from the Company hereunder shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. For the avoidance of doubt, the Executive (or any other agent acting for or on behalf of the Executive, as applicable) shall be solely responsible for the payment of any and all taxes imposed as a result of the Executive receiving or being entitled to receive the payments and benefits provided by the Company under this Agreement.

5.
Equity Awards.  All of the Executive's equity compensation awards granted to him by the Company that remain outstanding and unvested as of the Separation Date shall be terminated effective as of the Separation Date and be forfeited without consideration. Without limiting the generality of the foregoing, (a) the Executive's outstanding stock options to purchase 45,000 shares of the Company's common stock pursuant to that U.S. Option Contract between the Company and the Executive dated as of January 25, 2011 (the "2011 Option Contract") shall be terminated, effective as of the Separation Date; (b) the Time-Based and Performance-Based portions of awards granted to Executive under the Company's restricted stock unit program, granted under the Company's 1995 Executive Incentive Compensation Plan, as amended and restated, with respect to each of the 2011-2013 performance cycle and the 2012-2014 performance cycle shall be terminated, effective as of the Separation Date; and (c) the Executive's 63,319 outstanding stock appreciation rights pursuant to that Stock Appreciation Rights Agreement between the Company and the Executive dated as of March 16, 2012 shall be terminated as of the Separation Date.

6.
Pension/Deferred Compensation Benefits.  Nothing in this Agreement shall affect any rights that the Executive may have, to the benefits and payments under Subsections 2.c. and 2.d. hereof or under the Harsco Employees Pension Plan, as amended and restated, the Harsco Corporation Supplemental Retirement Benefit Plan, as amended and restated, the Harsco Retirement Savings and Investment Plan, as amended and restated, and the Harsco Non-Qualified Retirement Savings and Investment Plan, as amended and restated.

7.
No Additional Compensation.  The Executive and the Company agree that, except as to the benefits and/or compensation to which the Executive is otherwise entitled to receive pursuant to existing plans and programs of the Company in effect and the additional benefits and compensation expressly set forth in this Agreement, the Executive shall not be entitled to receive any additional compensation, bonuses, incentive compensation, benefits or other consideration from the Company or any of its subsidiaries in connection with or in any way related to his resignation from, or prior employment by, the Company or any of its subsidiaries.

8.	Certain Covenants.

a.
Non-Disparagement.  The Executive shall not defame, disparage, or make negative statements about the Company or any of its affiliates, or any of its or their respective officers, directors, or employees.  In addition, the Company, through its directors or officers, shall not defame, disparage or make negative statements about Executive.  This paragraph shall not prohibit either party or any of their representatives from taking action to enforce their rights under this Agreement, making disclosures required by law or the rules and regulations of any securities exchange upon which the securities of the Company are listed or from cooperating with or responding to any governmental, administrative or judicial investigations or proceedings.

b.
Confidentiality.  Executive agrees that, during his employment with the Company and its subsidiaries, he had access to confidential information and/or proprietary information about the Company, its subsidiaries and/or its or their customers, including, but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company, its subsidiaries and/or its or their respective customers, customer contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, and information about or received from customers and other companies with which the Company or any of its subsidiaries does business. The foregoing shall be collectively referred to as "Confidential Information," provided that Confidential Information shall not include such information that is generally available to the public (other than as a result of disclosure by the Executive in breach of this Agreement). With respect to such Confidential Information which is not readily available to the public, Executive agrees that he will not at any time, disclose to anyone any such Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties. Disclosure of any Confidential Information will not be prohibited if such disclosure is directed pursuant to a valid and existing subpoena or order of a court or other governmental body or agency within the United States; provided, that the Executive will first have given prompt notice to the Company of any such subpoena or order (or proceeding pursuant to any such order).

c.
Non-Competition after Separation.  In consideration of the rights and payments contained herein, and in addition to covenants contained in Section 2.a. of the 2011 Option Contract to which the Executive remains bound, the Executive agrees that for a period of 12 months commencing with the Effective Date, the Executive shall not, directly or indirectly:

i.
for or on behalf of any business that competes with the Company or any of its subsidiaries, solicit, contract with, or accept business from any entity or individual which (1) was or has been a customer of the Company or any of its subsidiaries within two years prior to the Separation Date, (2) was or is a prospective customer of the Company or any of its subsidiaries with which the Executive had business-related communications within two years prior to the Separation Date;

ii.
render services to, become employed by, own, or have a financial or other interest in (either as an individual, partner, joint venturer, owner, manager, stockholder, employee, partner, officer, director, independent contractor, or other such role) any business which competes with the business of any of the operating unit(s) of the Company or any of its subsidiaries; and

iii.
induce, offer, assist, encourage or suggest (1) that another business or enterprise offer employment to or enter into a business affiliation with any employee, agent or representative of the Company or any of its subsidiaries, or (2) that any employee, agent or representative of the Company or any of its subsidiaries, terminate his or her employment or business affiliation with the Company or any of its subsidiaries;

provided however, that the foregoing shall not prohibit the Executive from being a passive investor and owning up to 5% of any class of publicly traded securities of any corporation.

9.
Acknowledgement of Clawback.  The Executive acknowledges and agrees that the incentive awards granted to him, whether or not paid under this Agreement, remain subject to the Company's clawback policy in accordance with the terms thereof.

10.
Enforcement.  The Executive acknowledges and agrees that the provisions of this Agreement, including Section 8, are reasonable and necessary for the successful operation of the Company and its subsidiaries.  The Executive acknowledges and agrees that a breach by the Executive of any of the provisions of this Agreement will cause irreparable harm to the Company and its subsidiaries and that money damages may not be a sufficient remedy for any breach by the Executive of any of the provisions of this Agreement.  Accordingly, the Company shall be entitled to obtain equitable relief, including, without limitation, injunctive relief and specific performance, as a remedy for any such breach or to prevent any potential breach by the Executive. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Executive of the provisions of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.  The Executive further agrees not to raise as a defense or as an objection to the request or granting of any such relief that any breach by the Executive of provisions of this Agreement is or would be compensable by an award of monetary damages and agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.  If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.

11.
Return of Property and Records.  On or prior to the Separation Date, Executive shall immediately return to the Company all property of the Company or any of its subsidiaries in his possession, including without limitation, all keys, access cards, credit cards, documents and other materials in any medium including but not limited to electronic, in his possession or under his direct or indirect control which relate in any way to the Company, its business, executives, clients and customers and will not retain copies, in whatever form of any such materials or documents, unless Executive first obtains the Company's written consent to keep such records. Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that the Executive may retain, as his own property: (a) his copies of his individual personnel records and documents, such as his payroll and tax records, and similar personal records, his rolodex and address book (so long as a copy is left at the Company) and (b) his Company provided cellular phone and iPad computer, after providing the Company with reasonable time to review and "scrub" such cellular phone and iPad computer for Company information or property and, provided that from the Separation Date, the Executive shall be solely responsible for all costs and charges incurred in connection with such cellular phone and iPad computer.

12.
Future Cooperation.  The Executive agrees to make himself reasonably available to the Company in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which he was involved during the period in which he was Chief Financial Officer or an officer of the Company, and to provide information to the Company, and otherwise cooperate with the Company in the Company's investigation, defense or prosecution of such actions. Executive further agrees to make himself available to the Chief Executive Officer of the Company, via telephone or electronic mail, to assist with the transition of his role, as reasonably requested by the Chief Executive Officer of the Company, during the 12 month period following the Separation Date.

13.
Voluntary Agreement; Full Understanding; Advice of Counsel.  The Executive understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.  The Executive also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it, and that he executes this Agreement only after full reflection and analysis.

14.
Complete Agreement.  This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement.  This Agreement shall not be modified or varied except by a written instrument signed by the Executive and the Company. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.

15.
Governing Law.  This Agreement shall be governed by and enforceable in accordance with the laws of the Commonwealth of Pennsylvania. Any controversy, claim or dispute arising out of or relating to this Agreement, or any breach or alleged breach hereof, shall be settled by final and binding arbitration, conducted in Cumberland County, Pennsylvania, before, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne equally by the parties thereto and each party shall bear such party's own attorneys' fees in connection with such arbitration.  Notwithstanding the foregoing, the Company shall be entitled to bring an action seeking equitable relief, including, without limitation, injunction and specific performance, as a remedy for any breach or to prevent any potential breach of this Agreement by the Executive in any court having jurisdiction.

16.	Section 409A.

a.
The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and guidance promulgated thereunder (collectively "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.

b.
All expenses or other reimbursements as provided herein shall be payable in accordance with the Company's objectively determinable and nondiscretionary policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive.

c.	For purposes of Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

17.
Successors and Assigns.  This Agreement shall be binding upon Company's successors and assigns. The term "Company" as used herein includes such successors and assigns. The term "successors and assigns" as used herein means any person or entity that acquires all or substantially all of Company's assets and business (including this Agreement) whether by operation of law or otherwise.  This Agreement, with respect to Executive, is for personal services, and is therefore not assignable.

18.
Severability.  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

19.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Harsco Corporation

By:   /s/ A. Verona Dorch
Name:   A. Verona Dorch
Title:     General Counsel

   /s/ Stephen J. Schnoor
Stephen J. Schnoor

Exhibit A

Release Agreement

This Release Agreement (this "Release Agreement") dated as of December ___, 2012 (the "Effective Date") is entered into by Stephen J. Schnoor (the "Executive") for the benefit of Harsco Corporation, a Delaware corporation (the "Company").

In consideration of the payments described in Subsections 2.a., 2.b., and 2.e. of the Separation Agreement (the "Separation Agreement") dated as of December 5, 2012 by and between the Company and the Executive and other good and valuable consideration, which are given to the Executive specifically in exchange for this release as a result of negotiations between the Company and the Executive, the Executive, on behalf of himself, his heirs, successors and assigns, hereby releases and discharges the Company, its subsidiaries, its and their employee benefit plans, its and their current or former directors, officers, executives, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors ("Company Released Parties"), from any and all claims, charges, causes of action and damages (including attorneys' fees and costs actually incurred) ("Claims"), known and unknown, including those Claims related in any way to the Executive's employment with the Company or any of its subsidiaries, or the termination of his employment relationship or positions as an officer of the Company, arising on or prior to the Effective Date.  The waivers in this Release Agreement shall not waive the Executive's rights respecting (i) the Company's obligations under the Separation Agreement; (ii) the Executive's right to receive COBRA continuation coverage in accordance with applicable law; and (iii) claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of the Company.

For the purposes of implementing a full and complete release and discharge of the Company Released Parties, the Executive expressly acknowledges that this Release Agreement is intended to include in its affect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Release Agreement, and that this Release Agreement is intended to fully and finally resolve any such Claim or Claims.

This release specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, ERISA (except as otherwise stated herein), the Executive protection provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes Oxley Act of 2002, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, tortious interference with contract or prospective economic advantage, defamation, loss of consortium, infliction of emotional distress; or any claim for any compensation, including, but not limited to additional compensation, back pay, front pay, or benefits (other than as provided for in the Separation Agreement), severance, reinstatement, or any other form of economic loss; and all claims for personal injury, including, but not limited to: mental anguish, emotional distress, pain and suffering, humiliation, and damage to name or reputation; and all claims for liquidated damages and punitive damages and all claims for counsel fees and costs.

The Executive represents that he has not filed any Claim that was released in this Release Agreement against the Company Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in herein will not prevent the Executive from filing a claim to enforce the terms of the Separation Agreement or any other Claim not released hereunder.  If any government agency brings any claim or conducts any investigation against the Company, nothing in this Release Agreement shall prevent the Executive from cooperating in such proceedings.

Executive represents that he has read carefully and fully understands the terms of this Release Agreement, and that Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Agreement. Executive acknowledges that he is executing this Agreement voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive's decision to accept the terms of this Agreement, other than those set forth in the Separation Agreement and this Release Agreement. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider whether Executive wants to sign this Release Agreement and that the Age Discrimination in Employment Act gives Executive the right to revoke this Release Agreement within seven (7) days after it is signed, and Executive understands that he will not receive any payments not otherwise due him under this Agreement until such seven (7) day revocation period (the ""Revocation Period"") has passed and then, only if Executive has not revoked this Agreement. Executive may revoke the Agreement during the Revocation Period by providing written notice of the revocation to [Verona Dorch at the Company's Corporate office at 350 Poplar Church Road, Camp Hill, PA 17011]. Upon such revocation, this Agreement and subsections 2.a., 2.b., and 2.e. of the Separation Agreement shall be null and void and of no further force and effect. To the extent Executive has executed this Agreement within less than twenty-one (21) days after its delivery to Executive, Executive hereby acknowledges that his decision to execute this Release Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.

The Executive understands and acknowledges the significance of this Release Agreement and acknowledges that this Release Agreement is voluntary and has not been given as a result of any coercion.  The Executive also acknowledges that he has been given full opportunity to review and negotiate the Separation Agreement and this Release Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it, and that he executes this Release Agreement only after full reflection and analysis.

Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release Agreement shall be immediately effective upon execution by the Executive.

The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

The Executive acknowledges that the separation benefits he is receiving under Subsections 2.a., 2.b., and 2.e. under the Separation Agreement in connection with the release of claims set forth in this Release Agreement and his obligations under this Release Agreement are in addition to anything of value to which the Executive is entitled from the Company.

Each provision hereof is severable from this Release Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release Agreement is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

This Release Agreement constitutes the complete agreement in respect of the subject matter hereof and shall supersede all prior agreements between the Company and the Executive in respect of the subject matter hereof except to the extent set forth herein.

The failure to enforce at any time any of the provisions of this Release Agreement or to require at any time performance by the Executive of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every such provision in accordance with the terms of this Release Agreement.

This Release Agreement shall be binding upon any and all successors and assigns of the Executive and the Company.

Except for issues or matters as to which federal law is applicable, this Release Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Executive has executed this Agreement as of the date set forth above.

______________________________
Stephen J. Schnoor

______________________________

ACKNOWLEDGED Harsco Corporation

By:  ___________________________
Name:
Title: